Exhibit 10.1

CONSULTING AGREEMENT

AGREEMENT, dated as of October 1, 1995, between EUGENE CORDES, Ph.D. (“Consultant”) and VERTEX PHARMACEUTICALS INCORPORATED (“Vertex”), a Massachusetts corporation.

WHEREAS, Vertex desires to retain the services of Consultant as a member of Vertex’s Scientific Advisory Board and in a consulting capacity with respect to certain activities as described in this Agreement, and Consultant is willing to so act; and

WHEREAS, Consultant is an employee and member of the staff of the University of Michigan (the “Institution”);

NOW, THEREFORE, Consultant and Vertex agree as follows:

1.         Description of Services.   Vertex hereby retains Consultant as a consultant to Vertex and Consultant hereby agrees to use his or her best efforts to perform services for Vertex as follows. Consultant shall serve as a member of Vertex’s Scientific Advisory Board, and shall perform an estimated five (5) days of consultation per year with Vertex’s scientists or management or as otherwise designated by Vertex, in the form of formal meetings of the Scientific Advisory Board and a reasonable amount of informal consultation over the telephone or otherwise. Consultant may from time to time be unavailable to attend Advisory Board meetings or perform other consulting duties, due to other prior obligations including but not limited to teaching and other academic and research duties and attending scientific conferences, and such unavailability shall not be considered a breach of this Agreement.

2.     Term and Expiration.   This Agreement shall become effective as of the date first set forth above, and shall remain in effect for one (1) year, and shall continue in effect thereafter until terminated by either party upon not less than thirty (30) days prior written notice. Notwithstanding the foregoing, Vertex may terminate this Agreement forthwith by notice in writing to the Consultant in the event of default by the Consultant hereunder, or if Vertex determines that any employment agreement or other arrangement referred to in Section 9 might create a conflict of interest. Any termination of this Agreement shall be without prejudice to any obligation by either party which shall have accrued and then be owing. The obligations of the Consultant under Section 6, 7, and 8 of this Agreement shall survive the expiration or any termination of this Agreement.

3.         Compensation.   For all services provided hereunder, Vertex will pay Consultant an annual fee of $20,000 plus $1,000 for each full day of meetings or consultation sessions that Consultant actually attends at the request of Vertex hereunder. Payments will be made quarterly in advance, in equal quarterly installments of $5,000 each, paid within 30 days after the beginning of each calendar quarter and commencing with the calendar quarter beginning on or after the effective date, plus per diem payments due for consulting time actually spent in the previous quarter as determined by Vertex. The initial payment will include a payment pro rata to reflect the period, if any, from the effective date of this agreement to the beginning of the first full calendar quarter in which this Agreement is effective. In addition, upon the approval of Vertex’s Board of Directors, Vertex shall grant to the Consultant a non-qualified stock option for the purchase of 20,000 shares of Vertex’s Common Stock at an exercise price equal to the fair market value per share of Vertex’s Common Stock on the date of grant of such option. Such option shall have a term of ten (10) years and shall vest over a period of five (5) years from the date hereof, so long as the Consultant continues to serve as a member of the Scientific Advisory Board.

4.     Expenses.   Vertex will reimburse Consultant for any actual expenses incurred by Consultant while rendering services under this Agreement so long as the expenses are reasonable and necessary. Such expenses shall include reasonable and necessary travel, lodging and meals in connection with services performed under this Agreement. Requests for reimbursement shall be in a form reasonably acceptable to Vertex.

5.     Institutional Agreements.   Prior to entering into this Agreement with Vertex, Consultant was employed, and continues to be employed, by the Institution. Vertex recognizes that in connection with Consultant’s employment by the Institution, Consultant’s primary responsibility is to the Institution. In connection with such employment, Consultant may have entered into agreements relating to ownership of patent rights and other matters with the Institution (“Institutional Agreements”). Vertex hereby acknowledges the existence of the Institutional Agreements and agrees to take no actions which would result in Consultant’s violating the Institutional Agreements. If any provision of this Agreement is in conflict with any provisions of the Institutional Agreements, then the provisions of the Institutional Agreements shall govern and the conflicting provisions of this Agreement shall be void.

6.     Intellectual Property.   The Consultant hereby agrees that any and all data, results, information, inventions, improvements, ideas, trademarks, formulae, processes, experimental protocols, techniques, know-how and innovations, whether patentable or not, which the Consultant may create, invent, discover, originate, make or conceive during the course of or in connection with his or her consultancy to Vertex hereunder, whether or not reduced to writing or practice, either solely or jointly with others, which result from (a) tasks assigned to Consultant by Vertex or otherwise performed by Consultant pursuant to this Agreement, (b) tasks funded by Vertex, or (c) use of materials or premises owned, leased or contracted for by Vertex (all the foregoing collectively hereinafter called “Intellectual Property”) shall be the sole and exclusive property of Vertex and the Consultant hereby assigns the same to Vertex. The Consultant shall promptly and fully disclose all such Intellectual Property to Vertex. The Consultant further agrees at any time, upon the request and at the expense of Vertex, for the benefit of Vertex or Vertex’s nominees, to execute any and all applications, assignments, instruments and papers, including patent applications, which Vertex shall deem necessary or desirable to protect or perfect its entire right, title and interest in and to any of the Intellectual Property, to testify in any proceeding in the Patent Office or in the courts, and generally to do everything lawfully possible to aid Vertex, its successors, assigns and nominees to obtain, enjoy and enforce proper patent or other protection for the Intellectual Property.

7.         Confidential Information.   The Consultant shall hold all of Vertex’s Confidential Information in confidence and shall not disclose any Confidential Information to any third party. The Consultant shall use the same level of care to prevent any unauthorized use or disclosure of such Confidential Information as the Consultant exercises in protecting the Consultant’s own information of similar nature. The Consultant shall not use Vertex’s Confidential Information for any purpose except as may be necessary in the ordinary course of performing Consultant’s duties hereunder, without the prior written consent of Vertex. For purposes hereof, Vertex’s “Confidential Information” shall mean (a) all Intellectual Property, as defined above, and (b) all confidential and proprietary data, trade secrets, business plans, and other information of a confidential or proprietary nature, belonging to Vertex or third parties with whom it may have business dealings, disclosed or otherwise made available to the Consultant by Vertex; provided, however, that Confidential Information shall not include information the Consultant receives from Vertex which the Consultant establishes by competent proof: (i) is in the public domain at the time of disclosure; (ii) after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Agreement; (iii) was in the Consultant’s possession at the time of disclosure by Vertex; or (iv) which the Consultant shall receive from a third party who has the right to disclose it to the Consultant.

8.         Technical Records.   All documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to Intellectual Property or Confidential Information, furnished to Consultant by Vertex or produced by Consultant or others in connection with Consultant’s retention hereunder shall be and remain the sole property of Vertex and shall be returned promptly to Vertex as and when requested by Vertex. In any event, Consultant shall return and deliver all such property, including any copies thereof, upon termination of his or her retention as a consultant hereunder for any reason.

9.     Covenant with Respect to Competition.   During the term of this Agreement, Consultant agrees to inform Vertex promptly in writing of any activity by the Consultant to own, directly or indirectly, manage, operate, join, control, finance, consult to, advise or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or allow his name to be used in any advertisement of, or solicit or attempt to solicit business on behalf of, any person, business or enterprise which is engaged in protein structure-based rational drug design in actual or potential direct competition with Vertex or its affiliates.

10.      No Conflict.   Consultant represents that his or her performance of the terms of this Agreement and that his or her retention as a consultant by Vertex does not and will not breach any agreement to keep in confidence any proprietary information acquired by Consultant in confidence or in trust prior to his or her retention by Vertex. Consultant has not entered into, and agrees he will not enter into, any agreement, either written or oral, in conflict herewith. Consultant understands as part of the consideration for the offer to retain him or her as a consultant, and of his or her retention as a consultant by Vertex, that the Consultant has not brought and will not bring with him or her to Vertex or use in the performance of the Consultant’s responsibilities at Vertex any equipment, supplies, facility or trade secret information of any current or former employer which are not generally available to the public, unless the Consultant has obtained written authorization for their possession and use. Consultant also understands that, in his or her retention as a consultant to Vertex, he or she is not to breach any obligation of confidentiality that he or she has to others, and the Consultant agrees to fulfill all such obligations during the Consultant’s retention by Vertex.

In addition, Consultant agrees and attests as follows:

10.1   Except as disclosed in writing to Vertex, Consultant does not own directly or indirectly 5% or more of the stock or other equity securities of any entity which is a present or prospective competitor, customer or supplier of Vertex;

10.2   Except as disclosed in writing to Vertex, Consultant knows of no legal proceedings pending or threatened against Consultant, and no reasonable basis for any such proceedings, and no court or administrative order, which (a) would conflict with Consultant’s obligations hereunder or question the validity of this Agreement; (b) might result in any material adverse change in the business or prospects of Vertex; or (c) might be based upon either Consultant’s past employment relationships as they may relate to this Agreement.

10.3   Except as disclosed in writing to Vertex, Consultant knows of no fact concerning the Consultant (either professionally and personally) which would affect the business or prospects of Vertex in a material adverse way.

11.   Independent Contractor.   Nothing contained in this Agreement shall be deemed to constitute the Consultant an employee of Vertex, it being the intent of both the Consultant and Vertex to establish an independent contractor relationship, nor shall the Consultant have authority to bind Vertex in any manner whatsoever by reason of this Agreement.

12.   Notices.   Any notice given under this Agreement shall be deemed delivered when delivered by hand or by registered or certified mail or air courier addressed to the parties at their respective addresses set forth below or at such other address as either party may provide to the other in writing from time to time:

Vertex:	Vertex Pharmaceuticals Incorporated
40 Allston Street
Cambridge, MA 02139-4211
Attention: Chief Scientific Officer

Consultant:	Dr. Eugene Cordes
867 Lesley Rd.
Villanova, PA 19085

13.   Assignment.   The rights and obligations of the parties hereunder shall inure to the benefit of, and shall be binding upon their respective successors and assigns, provided, however, that the Consultant may not assign this Agreement without the prior written consent of Vertex.

14.   Specific Performance.   Consultant acknowledges that Vertex will have no adequate remedy at law if Consultant violates the terms of Sections 6, 7 or 8 hereof. In such event, Vertex shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction, injunctive or other relief to restrain any breach or threatened breach of this Agreement.

15.   General.   This Agreement embodies the entire agreement between the parties and supersedes any prior or contemporaneous understandings with respect to the subject matter hereof. Neither this Agreement nor any term, covenant, condition or other provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

16.   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

CONSULTANT	VERTEX PHARMACEUTICALS INCORPORATED
/s/ EUGENE CORDES	By:	/s/ VICKI L. SATO, PH.D.
Eugene Cordes		Vicki L. Sato, Ph.D.
Senior Vice President, Research & Development Chief Scientific Officer